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                       T. ROWE PRICE INTERNATIONAL FUNDS, INC.

                                ARTICLES SUPPLEMENTARY


                    T. Rowe Price International Funds, Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

                    FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article Fifth of the Charter of the Corporation, the Board of Directors has duly classified a number of shares of its unissued common stock (determined in connection with the SECOND paragraph below) into a new series of common stock to be designated the T. Rowe Price Global Stock Fund.

                    SECOND: After giving effect to the foregoing classification, the Board of Directors has heretofore duly divided and classified an aggregate of 2,000,000,000 shares of the unissued Common Stock of the Corporation into the following series on the dates indicated in the parentheses following the names of the respective series: International Stock Fund (January 17, 1990), International Bond Fund (January 17, 1990), International Discovery Fund (January 17, 1990), European Stock Fund (January 17, 1990), New Asia Fund (July 18, 1990), Global Government Bond Fund (October 15, 1990), Japan Fund (October 18,
          1991), Short-Term Global Income (May 4, 1992), Latin America Fund (November 4, 1993), Emerging Markets Bond Fund (November 2,
          1994), Emerging Markets Stock Fund (January 25, 1995), and Global Stock Fund (October 11, 1995). Each such series shall consist, until further changed, of the lesser of (x) 2,000,000,000 shares or (y) the number of shares that could be issued by issuing all of the shares of any series currently or hereafter classified less the total number of shares then issued and outstanding in all of such series. All shares of each series have the powers, preferences, other special rights, qualifications, restrictions, and limitations set forth in the Charter. The Board of Directors also has provided for the issuance of the shares of each such series.


















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                    THIRD:  The stock has been classified by the Board of
          Directors under authority contained in the Charter.

                    IN WITNESS WHEREOF, T. Rowe Price International Funds, Inc. has caused these Articles to be signed in its name and on its behalf by its Vice President and witnessed by its Assistant Secretary on October 11, 1995.

          WITNESS:                          T. ROWE PRICE INTERNATIONAL
                                               FUNDS, INC.

          /s/Lenora V. Hornung              /s/Henry H. Hopkins
          ____________________________      By:___________________________
          Lenora V. Hornung                    Henry H. Hopkins
          Secretary                            Vice President

                    THE UNDERSIGNED, Vice President of T. Rowe Price International Funds, Inc., who executed on behalf of the Corporation Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                            /s/Henry H. Hopkins
                                            ______________________________
                                            Henry H. Hopkins
                                            Vice President